Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 (expected to be filed with the Securities and Exchange Commission on or about November 8, 2013) of La Jolla Pharmaceutical Company (the “Company”) of our report dated April 1, 2013 relating to our audit of the Company’s December 31, 2012 consolidated financial statements appearing in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
San Diego California
November 8, 2013